UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2016

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4675 MacArthur Court, Suite 800, Newport Beach, California	92660
(Address of Principal Executive Offices)	Zip Code

(949) 437-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, on November 11, 2015, Clean Energy Fuels Corp. (the “Company”) entered into an Equity Distribution Agreement (the “Original Sales Agreement”) with Citigroup Global Markets Inc. (“Citigroup”) as sales agent and/or principal. Pursuant to the Original Sales Agreement, the Company was entitled to issue and sell, from time to time, through or to Citigroup shares of its common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $75,000,000. Subsequently, on September 9, 2016, the Company and Citigroup entered into an Amended and Restated Equity Distribution Agreement (the “First Amended Sales Agreement”), which amended, restated and replaced the Original Sales Agreement in its entirety for the primary purpose of increasing from $75,000,000 to $110,000,000 the aggregate offering price of shares of Common Stock available for issuance and sale thereunder.

On December 21, 2016, the Company and Citigroup entered into a Second Amended and Restated Equity Distribution Agreement (the “Second Amended Sales Agreement”), which amends, restates and replaces the Original Sales Agreement, as amended by the First Amended Sales Agreement, in its entirety, for the primary purpose of increasing from $110,000,000 to $200,000,000 the aggregate offering price of shares of Common Stock available for issuance and sale thereunder (such shares sold pursuant to the Original Sales Agreement and the First Amended Sales Agreement or to be sold pursuant to the Second Amended Sales Agreement, collectively, the “Shares”). As of the date of this Current Report on Form 8-K, the Company has sold approximately 32.5 million Shares for an aggregate offering price of approximately $110.0 million under the Original Sales Agreement and the First Amended Sales Agreement and, as a result, Shares having an aggregate offering price of approximately $90.0 million remain available for issuance and sale pursuant to the Second Amended Sales Agreement.

Pursuant to the terms of the Second Amended Sales Agreement, Citigroup will act as the sole sales agent in connection with any offerings of Shares. The Company may also sell Shares to Citigroup as principal for its own account, at a price and discount to be agreed upon at the time of sale pursuant to a separate terms agreement. The sales, if any, of the Shares under the Second Amended Sales Agreement will be made in “at the market” offerings as defined in Rule 415 of the Securities Act of 1933, as amended, including sales made by means of ordinary brokers’ transactions on the NASDAQ Global Select Market, or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or as otherwise agreed to by the Company and Citigroup. The Company is not obligated to sell any Shares under the Second Amended Sales Agreement.

The Company will pay Citigroup a commission not to exceed two percent (2%) of the gross sales price of the Shares sold through it as sales agent under the Second Amended Sales Agreement and will reimburse Citigroup for certain customary expenses incurred in connection with its services under the Second Amended Sales Agreement. The Company intends to use any net proceeds from future sales of the Shares for general corporate purposes, which may include, without limitation, retiring a portion of its outstanding indebtedness.

The Shares will be issued pursuant to the Company’s effective shelf registration statement on Form S-3, as amended (File No. 333-206121), which was previously filed with the Securities and Exchange Commission (“SEC”) and became effective on November 3, 2015, and a related prospectus supplement filed with the SEC on December 21, 2016. Such prospectus supplement includes the Shares offered pursuant to the Original Sales Agreement and the Company’s related prospectus supplement dated November 11, 2015 and the First Amended Sales Agreement and the Company’s related prospectus supplement dated September 9, 2016, and updates and restates in its entirety such November 11, 2015 and September 9, 2016 prospectus supplements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any security nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The foregoing description of the Second Amended Sales Agreement does not purport to be complete and is qualified in its entirety by the full text of the Second Amended Sales Agreement, which is being filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the opinion of Morrison & Foerster LLP relating to the legality of the Shares to be issued and sold pursuant to the Second Amended Sales Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

1.1	Second Amended and Restated Equity Distribution Agreement, dated December 21, 2016, by and between the Company and Citigroup

5.1	Opinion of Morrison & Foerster LLP regarding the legality of the Shares

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2016		CLEAN ENERGY FUELS CORP.

	By:	/s/ Andrew J. Littlefair
	Name:	Andrew J. Littlefair
	Title:	President and Chief Executive Officer